UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): October 26, 2026

GridAI Technologies Corp.
(Exact name of registrant as specified in its charter)

Delaware	001-37853	46-4993860
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

433 Plaza Real, Suite 275 Boca Raton, Florida	33432
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (561) 589-7020

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	GRDX	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.      Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 26, 2026, GridAI Technologies Corp. (the “Company”) entered into Amendment No. 4 (the “Amendment”), effective as of September 1, 2026, to the CFO Consulting Agreement dated March 6, 2025, by and between the Company and BPC Consulting Ltd. (the “Consultant”), as previously amended by Amendment No. 1 dated September 24, 2025, Amendment No. 2 effective March 17, 2026, and Amendment No. 3 effective June 1, 2026 (as amended, the “Consulting Agreement”), pursuant to which Anna Skowron provides services as Interim Chief Financial Officer of the Company.

Compensation. Effective September 1, 2026, the Consultant will receive a fixed monthly retainer of $27,000, invoiced in two equal installments on the 15th and last day of each month. The Amendment eliminates the provisions of Amendment No. 2 providing for an hourly rate or separate billing for hours worked in excess of 30 hours per week.

Equity Compensation. Subject to the terms of the Company’s equity incentive plan (the “Plan”) and the availability of shares reserved under the Plan, the Company will grant Ms. Skowron (or her permitted designee) up to 250,000 restricted stock units (“RSUs”), which vest, subject to continued service, as follows: 75,000 RSUs as of September 1, 2026; 25,000 RSUs on December 31, 2026; 50,000 RSUs upon the Company’s filing of a Form 8-K/A containing the required audited financial statements of an acquired business; and 25,000 RSUs on each of March 31, 2027, June 30, 2027, September 30, 2027 and December 31, 2027. All unvested RSUs will fully vest upon a Change of Control (as defined in the Amendment), excluding a change of control resulting solely from a potential acquisition transaction under evaluation by the Company as of the date of the Amendment. Upon a termination by the Company other than for Cause, the RSUs will continue to vest during the six-month notice period (and thereafter for so long as the Consultant or Ms. Skowron continues to serve the Company in any capacity), and any remaining unvested RSUs will otherwise be forfeited. Unvested RSUs will be forfeited upon a termination for Cause or by the Consultant.

Term and Termination. The term of the Consulting Agreement runs through August 31, 2027 and thereafter automatically renews for successive one-year terms unless terminated. The Company may terminate the Consulting Agreement upon six months’ prior written notice, or immediately for Cause. If the Company terminates other than for Cause on less than six months’ notice, the Company will pay the Consultant the monthly retainer for the remainder of the notice period, conditioned upon the Consultant’s and Ms. Skowron’s execution and non-revocation of a general release.

Bonus and Additional Grants. The Consultant is eligible for a discretionary annual cash bonus based on financial, strategic and operational performance factors. The Board or its compensation committee may, in its sole discretion, consider additional RSU grants to Ms. Skowron or her permitted designees during calendar year 2027, but is not obligated to make any such grants.

The foregoing description of the Amendment does not purport to be complete and is qualified in its entirety by reference to the full text of the Amendment, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01.        Financial Statements and Exhibits.

(d) Exhibits.

10.1	Amendment No. 4 to CFO Consulting Agreement, effective as of September 1, 2026, by and between GridAI Technologies Corp. and BPC Consulting Ltd.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GridAI Technologies Corp.

October 30, 2026	By:	/s/ Jason D. Sawyer
	Name:	Jason D. Sawyer
	Title:	Interim Chief Executive Officer